Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

Momentive Performance Materials Inc. Reports

Third Quarter 2010 Results

ALBANY, N.Y., November 3, 2010 – Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the fiscal three-month period ended September 26, 2010. Highlights include:

•	Net sales of $662.2 million compared to $568.4 million in the fiscal three-month period ended September 27, 2009, an increase of 17%.

•

Adjusted EBITDA of $118.9 million compared to Adjusted EBITDA of $93.5 million in the fiscal three-month period ended September 27, 2009, an increase of 27%. Adjusted EBITDA excludes the EBITDA of one of our subsidiaries that is designated as an Unrestricted Subsidiary under our debt documents of $6 million and $1 million for the quarters ended September 26, 2010 and September 27, 2009, respectively.

•

Pro Forma Adjusted EBITDA for the twelve-month period ended September 26, 2010 of $526.8 million, which includes cost savings of approximately $50 million that the Company expects to achieve in connection with the shared services agreement that it recently entered into with Momentive Specialty Chemicals Inc.

•	Operating income of $68.3 million versus operating income of $44.1 million in the fiscal three-month period ended September 27, 2009.

•

Net income attributable to Momentive Performance Materials of $29.1 million compared to a net loss attributable to Momentive Performance Materials of $25.9 million in the fiscal three-month period ended September 27, 2009.

“In the third quarter, we achieved significant year-over-year increases in sales and Adjusted EBITDA of approximately 17% and 27%, respectively,” said Craig O. Morrison, Chairman and CEO. He added, “We benefited in the quarter from improved volumes across our Silicones business, robust demand in our Quartz segment and an improved cost structure. Inflation in raw material costs, though somewhat offset by pricing actions, and inventory reductions from our planned second quarter build up, however, negatively impacted Adjusted EBITDA comparisons on a sequential basis. Turning to our balance sheet, we are pleased to report that our proposed refinancing of approximately $1.25 billion of our senior unsecured notes has been well received and we expect the related cash tender offers, bond offering and bond exchange to close in November.”

Momentive Performance Materials will host a teleconference to discuss Third Quarter 2010 results on Wednesday, November 3, 2010 at 10:00 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Toll-Free:	866.700.0161
Outside of the U.S.:	617.213.8832
Participant Passcode:	75150732

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com/investors. A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on November 3, 2010. The playback can be accessed by dialing 888.286.8010 (U.S.) and 617.801.6888 (International). The passcode is 28660777. A replay also will be available through the Investor Relations Section of the Company’s website.

Summary Results

The following table sets forth certain historical consolidated financial information, in both dollars and percentages of net sales, for the fiscal three-month periods ended September 26, 2010 and September 27, 2009.

	For fiscal three-month period ended
	September 26, 2010		September 27, 2009
Net sales	$662.2	100.0%	$568.4	100.0%
Costs and expenses:
Cost of sales, excluding depreciation	432.3	65.3%	381.9	67.2%
Selling, general and administrative expenses	141.0	21.3%	124.3	21.9%
Research and development expenses	18.8	2.8%	14.7	2.6%
Restructuring and other costs	1.8	0.3%	3.4	0.6%

Operating income (loss)	68.3	10.3%	44.1	7.8%
Other income (expenses)
Interest expense, net	(60.2)	(9.1)%	(66.4)	(11.7)%
Other income (expense), net	—	—	1.0	0.2%

Income (Loss) before income taxes	8.1	1.2%	(21.3)	(3.7)%
Income taxes	(21.2)	(3.2)%	3.9	0.7%

Net income (loss)	$29.3	4.4%	$(25.2)	(4.4)%
Net (income) loss attributable to the noncontrolling interest	(0.2)	—	(0.7)	(0.1)%

Net income (loss) attributable to Momentive Performance Materials Inc.	29.1	4.4%	(25.9)	(4.6)%

Net Sales by Segment
Silicones	$585.4	88.4%	$523.4	92.1%
Quartz	76.8	11.6%	45.0	7.9%

Total	$662.2	100.0%	$568.4	100.0%

Net Sales. Net sales in the fiscal three-month period ended September 26, 2010 were $662.2 million, compared to $568.4 million for the same period in 2009, an increase of 16.5%. The increase was primarily due to an increase in sales volume of 16.0% and an increase in selling prices of 2.2%, partially offset by unfavorable exchange rate fluctuations of 1.7%. Foreign exchange impacts were primarily related to the strengthening of the U.S. dollar against the Euro.

Net sales for our Silicones segment in the fiscal three-month period ended September 26, 2010 were $585.4 million, compared to $523.4 million for the same period in 2009, an increase of 11.8%. The increase was primarily due to an increase in sales volume of 11.8%. Sales volume for our Silicones segment was positively impacted on a year-over-year basis by stronger demand in the electronics, automotive and agriculture sectors. Compared to the second quarter of 2010, net sales for our Silicones segment increased by 1.6% primarily due to increases in selling price and volume partially offset by fluctuations in foreign exchange rates. Most product groups and the Pacific region saw improvements in volume versus the second quarter of 2010. We continue to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.

Net sales for our Quartz segment in the fiscal three-month period ended September 26, 2010 were $76.8 million, compared to $45.0 million for the same period in 2009, an increase of 70.7%. The increase was primarily a result of strong overall demand on a year-over-year basis for semiconductor related products. Compared to the second quarter of 2010, net sales for our Quartz segment grew 1.9% primarily due to improved semiconductor demand on a sequential basis as production levels continued to recover at chipmakers. We expect semiconductor related product sales to remain strong through the first half of 2011.

Cost of Sales, excluding depreciation. Cost of sales, excluding depreciation, in the fiscal three-month period ended September 26, 2010 was $432.3 million, compared to $381.9 million for the same period in 2009, an increase of 13.2%. The increase was primarily due to higher sales volume of 16.0% and inflation in raw material costs of 4.5%, partially offset by higher cost leverage, fluctuations in exchange rates, and deflation in energy related costs.

Cost of sales, excluding depreciation, for our Silicones segment was $390.9 million, compared to $352.7 million for the same period in 2009, an increase of 10.8%. The increase was primarily due to higher sales volume of 11.8% and inflation in raw material costs of 4.9%, partially offset by favorable cost leverage and fluctuations in exchange rates.

Cost of sales, excluding depreciation, for our Quartz segment was $41.4 million, compared to $29.2 million for the same period in 2009, an increase of 41.8%. The increase was primarily due to higher sales volume of 64.6%, partially offset by favorable cost leverage, and lower energy related costs.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal three-month period ended September 26, 2010 were $141.0 million, compared to $124.3 million for the same period in 2009, an increase of 13.4%. The increase was primarily due to the impact of temporary pay cuts for certain employees instituted in the second quarter of 2009, which were restored effective as of the first pay period in January 2010, an increase in depreciation and unfavorable fluctuations in foreign currency exchange rates.

Net income (loss) attributable to Momentive Performance Materials. Net income attributable to Momentive Performance Materials was $29.1 million in the fiscal three-month period ended September 26, 2010, compared to a net loss attributable to Momentive Performance Materials of $25.9 million for the same period in 2009. Net income attributable to Momentive Performance Materials in the fiscal three-month period ended September 26, 2010 included a valuation allowance release in certain non-U.S. jurisdictions based on the Company’s assessment that the net deferred tax assets will more likely than not be realized.

Reconciliation of Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA and Pro Forma Adjusted EBITDA exclude the EBITDA of one of our subsidiaries that is designated as an Unrestricted Subsidiary under our debt documents of $6 million and $14 million for the quarter and twelve-month periods ended September 26, 2010, respectively, and of $1 million and $1 million for the quarter and twelve-month periods ended September 27, 2009, respectively. Pro Forma Adjusted EBITDA includes cost savings expected to be achieved under the shared services agreement that the Company recently entered into with Momentive Specialty Chemicals Inc. only for the quarter and twelve-month periods ended September 26, 2010.

EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Pro Forma Adjusted EBITDA, which are non-GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

		Fiscal three-month period ended		Last twelve months ended
		September 26, 2010	September 27,2009	September 26, 2010	September 27,2009
		(dollars in millions)		(dollars in millions)
Net income (loss) attributable to Momentive		$29.1	(25.9)	2.7	(887.1)
Performance Materials Inc.
Gain on exchange of debt		—	—	—	(178.7)
Interest expense, net		60.1	66.4	249.2	262.0
Income taxes		(21.2)	3.9	5.5	(125.1)
Depreciation and amortization		49.4	46.4	192.6	201.7

EBITDA		117.4	90.8	450.0	(727.2)

Noncontrolling interest	(a)	0.2	0.7	0.6	0.1
Restructuring and non-recurring	(b)	1.8	3.4	12.8	47.9
Cost Savings and Inventory Optimization	(c)	—	4.9	0.4	53.5
Non cash and purchase accounting effects	(d)	4.6	(5.2)	24.5	856.7
Exclusion of Unrestricted Subsidiary Results	(e)	(6.1)	(1.1)	(14.5)	(1.3)
Management fee and other	(f)	1.0	—	3.0	0.8

Adjusted EBITDA		$118.9	93.5	476.8	230.5
Savings from shared services agreement		12.5	—	50.0	—

Pro Forma Adjusted EBITDA		$131.4	93.5	526.8	230.5

Total Senior Secured Net Debt		$789.4
Adjusted EBITDA for the twelve-month period ended September 26, 2010		$476.8
Senior Secured Leverage Ratio for the twelve- month period ended September 26, 2010		1.66

(a)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(b)	Relates primarily to restructuring and non-recurring costs.
(c)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management. For the fiscal three and twelve-month periods ended September 27, 2009, estimated cost savings includes facility rationalizations and headcount reductions.
(d)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) reserve changes and impairment charges. For the fiscal three-month period ended September 26, 2010, non-cash items include: (i) stock-based compensation expense of $0.2 million, (ii) unrealized foreign currency exchange loss of $3.9 million, and (iii) unrealized loss on natural gas hedges of $0.4 million. For the fiscal three-month period ended September 27, 2009, non-cash items include: (i) stock-based compensation expense of $0.2 million, (ii) unrealized foreign currency exchange gain of $4.7 million, and (iii) unrealized gain on natural gas hedges of $0.7 million.
(e)	Reflects the exclusion of the EBITDA of one of our subsidiaries that is designated as an Unrestricted Subsidiary under our debt documents.
(f)	Management Fees and Other include management and other fees to Apollo and affiliates.

Covenants under our Senior Secured Credit Facilities and the Notes

The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of September 26, 2010, we were able to satisfy this test and incur additional indebtedness under the indentures. The restrictions on our ability to incur indebtedness or make investments under the indentures are also subject to other significant exceptions. On September 26, 2010, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Forward-Looking and Cautionary Statements

Certain statements included in this press release constitute forward-looking statements within the meaning of and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements other than statements of historical facts are statements that could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our substantial leverage; limitations in operating our business contained in the documents governing our indebtedness, including the restrictive covenants contained therein; global economic conditions; difficulties with the integration process or realization of benefits in connection with the transactions with Momentive Specialty Chemicals Inc.; and our inability to achieve cost savings. For a more detailed discussion of these and other risk factors, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC. Additional information is available at www.momentive.com.

About the new Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, the “new Momentive”). The new Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. The new Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. The new Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about the new Momentive and its products is available at www.momentive.com and at www.hexion.com.

Contacts

Investors:

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Media:

John Scharf

518-233-3893

john.scharf@momentive.com

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in thousands)

	September 26, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$244,020	210,284
Receivables, net	438,221	380,522
Due from affiliates	4,623	8,936
Inventories	381,429	349,143
Prepaid expenses	9,331	8,494
Income tax receivable	4,600	8,607
Deferred income taxes	11,058	10,444
Other current assets	3,651	5,256

Total current assets	1,096,933	981,686
Property and equipment (net of accumulated depreciation and amortization of $683,941 and $588,781 at September 26, 2010 and December 31, 2009, respectively)	1,105,957	1,165,575
Other long-term assets	55,410	64,494
Deferred income taxes	57,486	41,540
Investments in nonconsolidated affiliates	635	586
Intangible assets (net of accumulated amortization of $164,411 and $134,044 at September 26, 2010 and December 31, 2009, respectively)	594,904	639,403
Goodwill	419,543	413,548

Total assets	$3,330,868	3,306,832

Liabilities and Shareholder’s Deficit
Current liabilities:
Trade payables	$314,849	269,751
Short-term borrowings	6,667	—
Accrued expenses and other liabilities	166,566	161,457
Accrued interest	63,128	15,868
Due to affiliates	1,648	2,779
Accrued income taxes	10,374	11,110
Deferred income taxes	31,502	34,522
Current installments of long-term debt	24,727	97,977

Total current liabilities	619,461	593,464
Long-term debt	2,869,336	2,955,480
Other liabilities	58,485	64,221
Pension liabilities	217,668	208,738
Deferred income taxes	63,702	63,241

Total liabilities	3,828,652	3,885,144

Shareholder’s deficit:
Common stock	—	—
Additional paid-in capital	602,434	601,732
Accumulated deficit	(1,339,103)	(1,363,750)
Accumulated other comprehensive income	235,463	180,060

Total Momentive Performance Materials Inc. shareholder’s deficit	(501,206)	(581,958)
Noncontrolling interests	3,422	3,646

Total shareholder's deficit	(497,784)	(578,312)

Total liabilities and shareholder's deficit 10	$3,330,868	3,306,832

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands)

	Fiscal three-month period ended		Fiscal nine-month period ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009
Net sales	$662,226	568,421	1,918,446	1,476,488
Costs and expenses:
Cost of sales, excluding depreciation	432,362	381,876	1,206,957	1,028,013
Selling, general and administrative expenses	91,613	77,899	297,621	250,198
Depreciation and amortization expenses	49,378	46,409	143,657	142,635
Research and development expenses	18,810	14,737	52,207	45,761
Restructuring and other costs	1,769	3,377	14,748	24,890

Operating income (loss)	68,294	44,123	203,256	(15,009)
Other income (expense):
Interest income	272	700	1,231	2,371
Interest expense	(60,397)	(67,050)	(184,371)	(193,644)
Other (expense) income, net	(32)	970	(400)	12,228
Gain on exchange of debt	—	—	—	178,732

Income (loss) before income taxes	8,137	(21,257)	19,716	(15,322)
Income taxes (benefit)	(21,227)	3,884	(5,694)	4,307

Net income (loss)	29,364	(25,141)	25,410	(19,629)
Net income attributable to the noncontrolling interest	(272)	(713)	(763)	(243)

Net income (loss) attributable to Momentive Performance Materials Inc.	$29,092	(25,854)	24,647	(19,872)

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Fiscal nine-month period ended
	September 26, 2010	September 27, 2009
Cash flows from operating activities:
Net income (loss)	$25,410	(19,629)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	143,657	142,635
Amortization of debt discount and issuance costs	12,853	7,753
Deferred income taxes	(18,740)	(6,546)
Stock-based compensation expense	702	606
Change in unrealized loss (gain) on derivative instruments	733	(6,848)
Paid-in-kind interest election	11,045	17,200
Gain on exchange of debt	—	(178,732)
Changes in operating assets and liabilities:
Receivables	(61,323)	(419)
Inventories	(35,848)	31,629
Due to/from affiliates	3,343	(7,018)
Prepaid expenses and other assets	2,847	2,620
Trade payables	43,291	(35,752)
Accrued expenses and other liabilities	52,989	44,942
Accrued income taxes	1,831	15,855
Pension liabilities	9,255	6,899

Net cash provided by operating activities	192,045	15,195

Cash flows from investing activities:
Capital expenditures	(53,617)	(33,499)
Purchases of intangible assets	(2,089)	(2,236)

Net cash used in investing activities	(55,706)	(35,735)

Cash flows from financing activities:
Debt issuance costs	—	(6,671)
Net increase (decrease) in short-term borrowings	6,667	(4,546)
Proceeds from long-term debt	219	104,690
Payments of long-term debt	(110,643)	(2,622)
Funds remitted to joint venture	—	(4,900)

Net cash (used in) provided by financing activities	(103,757)	85,951

Increase in cash and cash equivalents	32,582	65,411
Effect of exchange rate changes on cash	1,154	(1,758)
Cash and cash equivalents, beginning of period	210,284	340,542

Cash and cash equivalents, end of period	$244,020	404,195